Exhibit 10.2

[Date]

[Name and Title of Officer}

Re: Swiss Mandatory Retirement Benefit Agreement

Dear                                         :

This letter is to reflect your agreement with ACE Limited (the “Company”), and is effective as of July 18, 2008.

Due to the redomestication of ACE Limited from the Cayman Islands to Switzerland, you will receive a portion of your salary and bonus for service performed in Switzerland and certain Swiss legal requirements will apply to this income. Pursuant to one such requirement, you must participate in a Swiss-based retirement savings program, which mandates employee contributions. However, you already participate in one or more retirement plans, which are based on your full salary and bonus paid from ACE Limited and all subsidiaries (“Compensation”).

As we discussed, you do not want the Swiss-based Compensation to be reduced due to participation in the Swiss retirement savings program and the Company desires to avoid providing a duplicative benefit to you. For mutual consideration and intending to be bound, you and the Company agree as follows:

1. The Company agrees to reimburse you (after an appropriate tax “gross-up”) for contributions made to the Swiss retirement savings program; and

2. You assign to the Company your entire present and future interest in the payments made under the Swiss retirement savings program attributable to the contributions that are reimbursed under paragraph 1 (the “Swiss Retirement Benefits”). However, to the extent that such assignment is not effective, you agree to pay to the Company an amount equal to the Swiss Retirement Benefits paid in any calendar year; provided that the amount due from you shall be reduced by the excess, if any, of the amount of any taxes due from you with respect to such payments minus the amount of the tax benefits to you attributable to such payments to the Company; and further provided that such payments to the Company are to be made within the first 90 days of the calendar year following the calendar year in which the Swiss Retirement Benefits are received.

The terms of our agreement set forth in this letter will be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any state or other jurisdiction.

If this letter reflects your understanding of the agreement between you and the Company, please sign, date, and return a copy of this letter to me.

Very truly yours,

By:	Phillip B. Cole
Global Human Resources Officer

I agree that this letter reflects my understanding

of the agreement between me and ACE Limited:

[Name of Officer]

Date signed by Executive:                                         ,